EXHIBIT 99.1

[LOGO] STURM, RUGER & COMPANY, INC.
       SOUTHPORT, CONNECTICUT 06890 U.S.A.

                                                           FOR IMMEDIATE RELEASE

           STURM, RUGER & COMPANY, INC. ANNOUNCES STEPHEN L. SANETTI'S
             RESIGNATION FROM THE BOARD OF DIRECTORS AND ELECTION OF
            KEVIN B. REID, SR. AS VICE PRESIDENT AND GENERAL COUNSEL

Southport, CT - April 25, 2008 - Sturm, Ruger & Company, Inc. (NYSE: RGR), announces that its Board of Directors accepted with regret the resignation of Stephen L. Sanetti as a Director, President and General Counsel. As previously announced on March 26, 2008, Mr. Sanetti is leaving the Company to become the President and Chief Executive Officer of the National Shooting Sports Foundation ("NSSF") on May 1, 2008.

"Steve's life-long experience in the firearms industry, his familiarity of its members and knowledge of its products make him uniquely qualified to lead this industry as the President and Chief Executive Officer of the NSSF," said Ruger CEO Michael Fifer. "While we will miss Steve's passion for firearms and his camaraderie at Ruger, we will share in the industry's good fortune of having Steve at the helm of the NSSF," Fifer concluded.

In addition, the Company announces that Kevin B. Reid, Sr. has been promoted to the position of Vice President and General Counsel. Mr. Reid joined Ruger in 2001 and, until 2007, served as Assistant General Counsel. In June 2007, Mr. Reid was named Director of Marketing and was responsible for the oversight of day-to-day marketing activities, including the highly publicized launches of two new successful Ruger products: the SR9, which is the first striker-fired semi-automatic pistol offered by Ruger, and the LCP, the Lightweight Compact Pistol.

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"Kevin has been a valuable member of the management team, and his expertise, work ethic, keen eye and fresh approach to problem solving make him uniquely well suited for the role of General Counsel," commented Company CEO Michael O. Fifer. "What is more, his recent experience in Marketing will prove invaluable as he works to assess and balance the needs of the business with the myriad of laws regulating our industry," Fifer concluded.

Prior to joining Ruger, Mr. Reid was a partner at the law firm Wildman, Harrold, Allen & Dixon in Chicago, Illinois, where he specialized in product liability defense. Mr. Reid is a member of both the Illinois and Connecticut Bars, and participates in a number of attorney organizations including the Product Liability Advisory Council, the Defense Research Institute, and the American Corporate Counsel Association.

Mr. Reid received a Bachelor of Science degree from the University of Akron, and a Doctor of Jurisprudence from Washington & Lee University School of Law. He served in the United States Marine Corps from 1980-1984.

About Sturm, Ruger

Sturm, Ruger was founded in 1949 and is one of the nation's leading manufacturers of high-quality firearms for the commercial sporting market. Sturm, Ruger is headquartered in Southport, CT, with manufacturing facilities located in Newport, NH and Prescott, AZ.

      Sturm, Ruger & Company, Inc. Arms Makers for Responsible Citizens(R)
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